Exhibit 99.3

A Leading Manufacturer of Protective Materials for High Reliability Applications

August 20, 2019

Christian J. Talma

Dear Christian,

On August 20, 2019, the Compensation Committee met and approved changes to your Fiscal 2019 Annual Incentive Plan and Fiscal 2019 Long Term Incentive Plan. Both plans were modified to calculate on a 60% of base salary award opportunity at target (with payout of performance related portions of the plans at 50% to 200% of the award opportunity between 80% and 120% achievement of the target, respectively)  for the portion of the fiscal year during which you served as the Chief Financial Officer.

Opportunities on both the plans will be pro-rata based on a.) a 30% payout for the approximately five months’ worth of salary you received as Chief Accounting Officer (based on $250,000 annual salary) and b.) a 60% payout for the approximately seven months’ worth of salary you are anticipated to receive as Chief Financial Officer (based on $275,000 annual salary).  No other changes were made to the plans.

Please let us know if you have any questions.

Sincerely,

/s/ Thomas Wroe, Jr.

Thomas Wroe, Jr.
Chairman of the Compensation Committee

295 University Ave., Westwood, MA 02090 781-332-0700 Fax 781-332-0701 www.chasecorp.com

CHASE CORPORATION: GLOBAL OPERATIONS CENTER